UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2013
Date of Report (Date of earliest event reported)

PICO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California (State or other Jurisdiction of Incorporation or Organization)	33-36383 (Commission File Number)	94-2723335 (IRS Employer Identification No.)

7979 Ivanhoe Avenue, Suite 300
La Jolla, California  92037
(Address of principal executive offices) (Zip code)

Registrant's Telephone Number, Including Area Code:  (888) 389-3222

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 28, 2013, the Company's Board of Directors approved the form of Indemnity Agreement attached to this Form 8-K as Exhibit 10.22 and authorized the Company to enter into an Indemnity Agreement with each of the directors and executive officers of the Company and each of its subsidiaries.
The Indemnity Agreement provides that the Company will hold harmless and indemnify the indemnitees to the fullest extent permitted by the California General Corporation Law (the "Code") and the Company's Amended and Restated Bylaws (the "Bylaws"). The Code and Bylaws are non-exclusive and allow the Company to enter into contracts of indemnity with directors and executive officers.
In general, the Indemnity Agreement requires the Company to hold harmless and indemnify the Company's directors and executive officers against threatened or pending lawsuits or claims whether civil, criminal, administrative, or investigative, in which the indemnitee is or reasonably may be involved as a party or target that arises from the indemnitee being a director or officer of the Company. The Indemnity Agreement also provides for reimbursement (and, in certain instances, advancement) of expenses in connection with the investigation, defense or appeal of a proceeding covered by the Indemnity Agreement. In addition, the Company has agreed to maintain directors' and officers' liability insurance. This summary of the Indemnity Agreement is qualified by reference to the terms of the Indemnity Agreement, which is attached as an exhibit to this report.
The Indemnity Agreements with current directors and executive officers are effective as of February 28, 2013.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.22	Form of Indemnity Agreement with directors and executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 4, 2013

PICO HOLDINGS, INC.

By: /s/ Maxim C.W. Webb

Maxim C. W. Webb
Executive Vice President and Chief Financial Officer